Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”), dated as of January 27, 2023 and effective as of January 1, 2023 (the “Amendment Effective Date”), is entered into by and between Gaylon Morris, an individual (the “Executive”), and Sunworks, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Executive and the Company are parties to an Employment Agreement (the “Employment Agreement”) dated January 11, 2021, as amended by the Amendment to Employment Agreement dated as of December 20, 2021 (the “First Amendment Effective Date”). Terms used and not defined in this Amendment shall have the meanings defined in the Employment Agreement.

B. Pursuant to the Employment Agreement, the Employment Agreement may be amended in an instrument executed by the Executive and the Company.

C. The Company and Executive desire to amend the Employment Agreement to revise certain aspects of Executive’s compensation.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Compensation Amendments. The Executive’s compensation provisions set forth in Sections 8.1, 8.2 and 8.3 of the Employment Agreement shall be deleted and replaced with the following, which shall be effective as of the Amendment Effective Date:

8.1. Annual Compensation. Executive shall be paid a base salary of five hundred thousand dollars ($500,000.00) payable bi-weekly in 26-equal amounts. Executive’s position is a regular, fulltime position classified as “exempt” and thus Executive is not eligible for overtime compensation. In addition to the foregoing, in the event that the Company’s EBITDA (as defined below) exceeds $0 for two consecutive fiscal quarters, Executive’s salary shall be increased to six hundred fifty thousand dollars ($650,000.00), retroactive to the first day of the first quarter of such two consecutive quarters. “EBITDA” means the consolidated earnings of the Company and its subsidiaries before interest, taxes, depreciation and amortization, as calculated using the audited financial statements of the Company.

8.2. Bonus. For each fiscal year of Executive’s employment hereunder, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Company’s Board of Directors and shall be subject to the terms of the Company annual bonus plan under which it is granted. In addition, in order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the last day of the applicable fiscal year that Annual Bonuses are paid. Notwithstanding anything to the contrary herein, for the fiscal year ending December 31, 2023 and all subsequent years in which the Executive is employed by the Company, Executive, shall be paid an Annual Bonus equal to up to 100% of base salary, which shall be determined and paid based upon the achievement by the Company of performance criteria established by the Compensation Committee of the Company’s Board of Directors.

8.3. Equity Awards.

8.3.1. In consideration of Executive’s continued employment, on the First Amendment Effective Date, the Company granted to Executive a restricted stock unit grant representing the right to receive up to 284,900 shares of common stock of the Company under the Sunworks, Inc. 2016 Equity Incentive Plan (the “Plan”), which vests in full on the date that the Administrator (as defined in the Plan) certifies receipt by the Company of an audit report from its independent auditors in which the Company’s EBITDA for the combined period from January 1 through December 31 of the calendar year exceeds $0; provided that Executive continues to perform services for the Company through the applicable vesting date. All other terms and conditions of such award shall be governed by the terms and conditions of the Plan and the applicable award agreement.

8.3.2. Executive shall be granted a restricted stock unit grant representing the right to receive up to 265,957 shares of common stock of the Company under the Plan, which shall vest annually over a three year period in equal installments on each anniversary of December 20, 2022 through December 20, 2025, provided that Executive continues to perform services for the Company through the applicable vesting date. The restricted stock unit grant shall provide for settlement in cash or common stock pursuant to the terms of the award agreement.

8.3.3. In the event that the Company’s EBITDA exceeds $0 for two consecutive quarters, as certified by the Administrator, then the Company shall grant under the Plan to Executive a restricted stock unit grant representing the right to receive such number of shares of common stock of the Company equal to $2,000,000 divided by the closing price of the Company’s common stock on the first day of the first consecutive quarter with EBITDA greater than $0, which shall vest in three equal installments, with the first equal installment vesting on the day of a successful audit of the Company for the year the second consecutive quarter of positive EBITDA occurs and the two additional equal installments vesting on the second and third anniversary of such successful audit; provided that Executive continues to perform services for the Company through the applicable vesting date.

2. Effect of Amendment. The provisions of the Employment Agreement, except as specifically amended by this Amendment, shall remain in full force and effect following the effectiveness of this Amendment.

3. Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Pages Follow]

The parties have duly executed this Amendment to Employment Agreement as of the date first above written.

EXECUTIVE:

By:
Gaylon Morris

COMPANY:

SUNWORKS, INC., a Delaware corporation

By:
Name:	Jason Bonfigt
Title:	Chief Financial Officer